UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 20, 2010
Coeur d’Alene Mines Corporation
(Exact name of registrant as specified in its charter)
IDAHO
(State or other jurisdiction
of incorporation or organization)
1-8641
(Commission File Number)
82-0109423
(IRS Employer Identification No.)
505 Front Ave., P.O. Box “I”
Coeur d’Alene, Idaho, 83816
(Address of Principal Executive Offices)
(208) 667-3511
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously disclosed, on October 27, 2009, Coeur Alaska Inc. (the “Borrower”), a wholly-owned subsidiary of Coeur d’Alene Mines Corporation (the “Company”) entered into a $45.0 million secured term facility with Credit Suisse as arranger, security agent, facility agent and hedge provider, and the lender party thereto, to finance construction at the Company’s Kensington mine located north of Juneau, Alaska. On December 20, 2010, the Borrower and the Company amended and restated this secured term facility (as amended, the “Amended Credit Facility”) with Credit Suisse AG as arranger, security agent, facility agent and lender and Credit Suisse International as hedge provider. The Amended Credit Facility permits borrowings of up to $100 million and expires December 31, 2015. Amounts may be borrowed under the Amended Credit Facility to finance general corporate and working capital purposes of the Borrower or the Company, to fund certain capital expenditures or to repay certain obligations. The Borrower’s obligations under the Amended Credit Facility are secured by all of the Borrower’s assets and the land mineral rights and infrastructure at the Kensington mine, as well as a pledge of the shares of the Borrower owned by the Company, and are guaranteed by the Company pursuant to a guarantee agreement dated October 27, 2009 (the “Guarantee”). In connection with the amendment of the credit facility, the Guarantee was amended pursuant to a letter from the Company to Credit Suisse AG, dated December 20, 2010 (the “Guarantor Side Letter”), to provide that the Company will limit borrowings or asset dispositions by its Bolivian subsidiary Empresa Minera Manquiri S.A.
     Borrowings under the Amended Credit Facility will bear interest at a rate equal to LIBOR plus 4.5% per year.
     Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Amended Credit Facility are permissible, subject to certain conditions pertaining to minimum notice and minimum reduction amounts. In addition, voluntary prepayments and reductions are subject to payment of customary break costs. The Amended Credit Facility requires the Borrower to maintain accounts for a debt service reserve and project proceeds. The Borrower has pledged each of these accounts to Credit Suisse under account pledge agreements. In addition, pursuant to the Amended Credit Facility, the Borrower has entered into hedging arrangements with Credit Suisse International designed to reduce cash flow volatility in the event of fluctuations in the price of gold.
     The Amended Credit Facility contains affirmative and negative covenants that we believe are usual and customary, including financial covenants that the Borrower’s debt to equity ratio shall not exceed 40% and that the ratio of project cash flow to debt service shall be at least 125%. Project covenants include covenants as to performance of sales contracts, maintenance and management.
     The negative covenants include limitations (each of which is subject to customary exceptions for financings of this type) on the Borrower’s ability to grant liens, enter into mergers, pay dividends or other distributions or incur additional debt.

     The Amended Credit Facility also contains customary events of default (subject to grace periods and exceptions).
     Copies of the Amended Credit Facility and the Guarantor Side Letter are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The descriptions of the Amended Credit Facility, the Guarantee and Guarantor Side Letter are summaries only and are qualified in their entirety by the terms of the Amended Credit Facility, the Guarantee and the Guarantor Side Letter.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information disclosed in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 in its entirety by reference.
Item 8.01. Other Events.
     On December 23, 2010, pursuant to privately-negotiated purchase agreements, the Company agreed with certain holders of its Senior Term Notes due 2012 (the “Notes”) to purchase $36.67 million aggregate principal amount of the Notes at purchase prices equal to 118% of the principal amount and accrued interest through December 31, 2010, less accrued interest payable to holders as of December 15, 2010, the record date for the December 31, 2010 interest payment. The purchases of the Notes are expected to be consummated on or around December 27, 2010.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
Number	Description of Exhibit

10.1	Term Facility Agreement, amended and restated on December 20, 2010, among Coeur Alaska Inc. as Borrower, Credit Suisse AG as Arranger, Security Agent, Facility Agent and lender and Credit Suisse International as Hedge Provider

10.2	Letter, dated December 20, 2010, from the Company to Credit Suisse AG

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coeur d’Alene Mines Corporation
Date: December 27, 2010	By:	/s/ Mitchell J. Krebs
		Name:	Mitchell J. Krebs
		Title:	Chief Financial Officer

Exhibit Index

Exhibit
Number	Description of Exhibit

10.1	Term Facility Agreement, amended and restated on December 20, 2010, among Coeur Alaska Inc. as Borrower, Credit Suisse AG as Arranger, Security Agent, Facility Agent and lender and Credit Suisse International as Hedge Provider

10.2	Letter, dated December 20, 2010 from the Company to Credit Suisse AG

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